Exhibit 4.9

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS WARRANT OR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH WARRANT OR SHARES OF COMMON STOCK, AS APPLICABLE, UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF THE HOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

No. [ ]	Right to Purchase [ ] Shares of Common Stock of Xtera Communications, Inc.

XTERA COMMUNICATIONS, INC.

COMMON STOCK PURCHASE WARRANT

[Date]

THIS CERTIFIES THAT, for value received, [    ], or its registered assigns (“Holder”), is entitled to purchase, subject to the conditions set forth below, at any time or from time to time during the Exercise Period (as defined in Section 1.2 below), [                ] shares of fully paid and non-assessable Common Stock (“Common Stock”) of Xtera Communications, Inc., a Delaware corporation (the “Company”), at an exercise price of $0.01 per share (the “Warrant Price”), subject to the further provisions of this Warrant, as of the date set forth above (the “Issue Date”).

This Warrant is being issued in connection with the purchase by the initial Holder of this Warrant of a Convertible Promissory Note of the Company dated as of the Issue Date (the “Note”) in the face amount of $[        ] pursuant to that certain Note and Warrant Purchase Agreement dated April 22, 2011, by and among the Company, the initial Holder and the other Investors named therein (the “Note Purchase Agreement”).

Section 1:	EXERCISE OF WARRANT.

The terms and conditions upon which this Warrant may be exercised, and upon which the Common Stock covered by this Warrant may be purchased, are as follows:

1.1 Purchase of Shares. Subject to the terms and conditions set forth in this Warrant, the Holder is entitled to purchase from the Company at the Warrant Price [                ] shares of Common Stock (the “Shares”). The number of Shares issuable pursuant to this Warrant shall be subject to adjustment pursuant to Section 4.

1.2 Exercise; Exercise Period. This Warrant may be exercised by the Holder, in full or in part, at any time after the Issue Date, until expiration of this Warrant pursuant to Section 12, provided, that, this Warrant may be exercised in connection with and contingent upon the closing of the Company’s initial public offering (the “Exercise Period”), by surrender of this Warrant, with the form of Notice of Exercise attached to this Warrant duly executed by such Holder, to the Company at its principal office, accompanied by payment, by wire transfer of immediately available funds or by check payable to the order of the Company, in the amount obtained by multiplying the number of Shares designated by the Holder in the Notice of Exercise by the Warrant Price then in effect.

1.3 Satisfaction of Securities Act. Notwithstanding the provisions of Section 7, each and every exercise of this Warrant is contingent upon the Company’s satisfaction that the issuance of Common Stock upon the exercise is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), and all applicable state securities laws. Holder agrees to execute any and all documents deemed necessary by the Company to effect the exercise of this Warrant.

1.4 Issuance Of Shares and New Warrant. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 10 days after such exercise, the Company at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder, or as such holder (upon payment by the Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable Shares to which the Holder shall be entitled on such exercise. Holder shall also be issued at such time a new Warrant representing the number of Shares (if any) for which the purchase rights under this Warrant remain unexercised and continuing in force and effect.

1.5 Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, Shares equal to the value of this Warrant or any portion of this Warrant by the surrender of this Warrant or such portion to the Company, with the form of Notice of Exercise attached to this Warrant duly executed by such Holder and the net issue election option marked, at the office of the Company. Upon such election made by the Holder, the Company shall issue to the Holder such number of fully paid and nonassessable Shares as is computed using the following formula:

X = Y (A-B)

    A

where:

X = the number of Shares to be issued to the Holder.

Y = the number of Shares covered by this Warrant in respect of which the net issue election is made.

A = the Fair Market Value of one Share.

B = the Warrant Price in effect under this Warrant at the time the net issue election is made.

For purposes of this Warrant, the “Fair Market Value” per Share shall mean:

(a) If the net issue election is exercised in connection with and contingent upon any underwritten offering by the Company of shares of common stock to the public pursuant to an effective registration statement under the Securities Act as then in effect, or any comparable statement under any similar federal statute then in force (“Public Offering”) by the Company, and if the Company’s registration statement relating to such Public Offering has been declared effective by the Securities and Exchange Commission, then the initial price to the public specified in the final prospectus with respect to such offering; or

(b) If the net issue election is not exercised in connection with and contingent upon a Public Offering, then as follows:

(i) If the common stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, the fair market value shall be the average of the last reported sale prices of the common stock on such exchange over the 20 consecutive business days immediately preceding the effective date of exercise of the net issue election or if the last reported sale price information is not available for such days, the average of the mean of the closing bid and asked prices for such days on such exchange; and

(ii) If the common stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the fair market value shall be the price per share that the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares, as such price shall be determined in good faith by the Board of Directors of the Company.

Section 2:	TRANSFERS.

2.1 Transfers. Subject to Section 7 of this Warrant, this Warrant and all rights under this Warrant are transferable in whole or in part by the Holder upon written notice to the Company. Any such transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Secretary of the Company at the Company’s principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the several holders one or more new Warrants, as appropriate.

2.2 Registered Holder. Each Holder agrees that until such time as any transfer pursuant to Section 2.1 is recorded on the books of the Company, the Company may treat the registered Holder of this Warrant as the absolute owner; provided that nothing in this Warrant affects any requirement that transfer of this Warrant or any Shares issued or issuable upon the exercise of such Warrant be subject to compliance with the Securities Act and all applicable state securities laws.

2.3 Form of New Warrants. All Warrants issued in connection with transfers of this Warrant shall bear the same Issue Date as this Warrant and shall be substantially identical in form and provision to this Warrant except for the number of Shares purchasable under such Warrant.

Section 3:	FRACTIONAL SHARES.

Notwithstanding that the number of Shares purchasable upon the exercise of this Warrant may have been adjusted pursuant to the terms of this Warrant, the Company shall nonetheless not be required to issue fractions of Shares upon exercise of this Warrant or to distribute certificates that evidence fractional shares nor shall the Company be required to make any cash payments in lieu of issuing or distributing such fractional shares upon exercise of this Warrant. Holder hereby waives any right to receive fractional Shares.

Section 4:	ADJUSTMENTS.

4.1 Stock Splits And Combinations. If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Warrant shall, after that subdivision or combination, evidence the right to purchase the number of shares of Common Stock that would have been issuable as a result of that subdivision or combination with respect to the shares of Common Stock that were purchasable under this Warrant immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of such Common Stock, the Warrant Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of such Common Stock, the Warrant Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.2 Reclassification, Exchange and Substitution. If the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), Holder shall, on its exercise, be entitled to purchase for the same aggregate consideration, in lieu of the Common Stock that Holder would have become entitled to purchase but for such change, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to purchase by Holder on exercise of this Warrant immediately before that change.

4.3 Reorganizations, Mergers or Consolidations. If at any time there shall be a capital reorganization of the Company’s Common Stock (other than a stock split, combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of the Company with or into another corporation, then, as a part of such reorganization, merger or consolidation, lawful provision shall be made so that Holder shall after such reorganization, merger or consolidation be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price then in effect, the number of shares of Common Stock or other securities or property of the Company, or of the successor Company resulting from such merger or consolidation, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled in such capital reorganization, merger or consolidation if this Warrant had been exercised immediately before that capital reorganization, merger or consolidation. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of Holder after the reorganization, merger or consolidation to the end that the provisions of this Warrant (including adjustment of the Warrant Price then in effect and number of Shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

4.4 Stock Dividends; Distributions. In the event the Company should at any time prior to the expiration of this Warrant fix a record date for the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder of such Common Stock to receive, directly or indirectly, additional shares of Common Stock (referred to in this Warrant as the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable upon exercise of the Warrant shall be appropriately increased in proportion to such increase of outstanding shares.

4.5 Reservation of Stock Issuable Upon Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the exercise of this Warrant such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Warrant, in addition to such other remedies as shall be available to Holder, the Company shall use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 5:	RIGHTS PRIOR TO EXERCISE OF WARRANT.

This Warrant does not entitle Holder to any of the rights of a stockholder of the Company, including without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, to vote, or to consent or to receive notice as a stockholder of the Company. If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following events shall occur:

(a) the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a regular cash dividend) to the holders of its shares of Common Stock; or

(b) the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any right to subscribe for or purchase any of such additional shares of Common Stock or securities; or

(c) a capital reorganization, reclassification of the capital stock, dissolution, liquidation or winding up of the Company, whether voluntary or involuntary (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets, and business as an entirety), shall be proposed and action by the Company with respect to such reorganization, reclassification, dissolution, liquidation or winding up has been approved by the Company’s Board of Directors; or

(d) the Board of Directors of the Company shall have approved any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale or lease of all or substantially all of the assets of the Company; or

(e) the Company proposes to effect a public offering of its shares of common stock pursuant to a registration statement under the Securities Act,

then, in any one or more of said events, the Company shall give notice in writing of such event to Holder, at the Holder’s last address as it shall appear on the Company’s records, at least 20 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividends, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect in such notice or in the publication or mailing of such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or winding up.

Section 6:	SUCCESSORS AND ASSIGNS.

The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and Holder and their respective successors and permitted assigns.

Section 7:	RESTRICTED SECURITIES.

In order to enable the Company to comply with the Securities Act and applicable state securities laws, the Company may require as a condition of the transfer or exercise of this Warrant, that Holder provide written assurances satisfactory to the Company that the Warrant, or in the case of an exercise of this Warrant the Shares subject to this Warrant, are being acquired for Holder’s own account, for investment only, with no view to the distribution of the same, and that any disposition of all or any portion of this Warrant or the Shares issuable upon the due exercise of this Warrant shall not be made, unless and until:

(a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) Holder has notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and Holder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition shall not require registration of such securities under the Securities Act and applicable state securities laws.

Holder acknowledges that this Warrant is, and each of the Shares issuable upon the due exercise of this Warrant shall be, a restricted security, that Holder understands the provisions of Rule 144 of the Securities and Exchange Commission, and that the certificate or certificates evidencing such Shares shall bear a legend substantially similar to the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH SHARES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF HOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.”

Section 8:	LOSS OR MUTILATION.

Upon receipt by the Company of satisfactory evidence of the ownership of and the loss, theft, destruction, or mutilation of any Warrant, and (i) in the case of loss, theft, or destruction, upon receipt by the Company of indemnity satisfactory to it, or (ii) in the case of mutilation, upon receipt of such Warrant and upon surrender and cancellation of such Warrant, the Company shall execute and deliver in lieu of such Warrant a new Warrant representing the right to purchase an equal number of Shares.

Section 9:	ACCREDITED INVESTOR.

Holder hereby represents and warrants that Holder is an “accredited investor” as that term is defined in Regulation D promulgated pursuant to the Securities Act. Holder hereby acknowledges that, but for the aforesaid representation, the Company would not issue this Warrant to Holder.

Section 10:	NOTICES.

All notices, requests, demands and other communications under this Warrant shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows: if to Holder, at Holder’s address as shown in the Company records; and if to the Company, at its principal office. Any party may change its address for purposes of this Section 10 by giving the other party written notice of the new address in the manner set forth above.

Section 11:	GOVERNING LAW.

This Warrant and any dispute, disagreement or issue of construction or interpretation arising under this Warrant whether relating to its execution, its validity, the obligations provided in this Warrant or performance shall be governed or interpreted according to the laws of the State of Delaware without regard to conflicts of law.

Section 12:	AMENDMENT.

This Warrant may be amended as provided in the Note Purchase Agreement.

Section 13:	EXPIRATION.

The right to exercise this Warrant shall expire at 5:00 p.m., Austin, Texas time, on the earliest of (a) the tenth anniversary of the Closing (as defined in the Note) or (b) the closing of the Company’s initial public offering; provided that the Company provides written notice to the Holder at least 20 days prior to the consummation of an initial public offering.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

XTERA COMMUNICATIONS, INC.

By:
Paul J. Colan
Chief Financial Officer

NOTICE OF EXERCISE

To:	Xtera Communications, Inc.

The undersigned hereby elects to [check applicable subsection]:

(a) Purchase shares of Common Stock of Xtera Communications, Inc. pursuant to the terms of the attached
Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice;

OR

(b) Exercise the attached Warrant for [all of the shares] [ of the shares] [cross out inapplicable phrase] purchasable under the Warrant pursuant to the net exercise provisions of Section 1.5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part of such shares.

WARRANT HOLDER:

By:
Print Name:

Address:

Date:

Name in which shares should be registered:

FORM OF ASSIGNMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto             , federal taxpayer identification number             , whose address is                                         , the right represented by the within Warrant to purchase                  shares of Common Stock of Xtera Communications, Inc. (the “Company”) to which the within Warrant relates, and appoints each officer of the Company as attorney-in-fact to transfer such right on the books of the Company with full power of substitution in the premises.

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

FORM OF NET ISSUE ELECTION

(To be signed only on net issue exercise of the Warrant)

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant with respect to                  shares of Common Stock of Xtera Communications, Inc., pursuant to the net issuance provisions set forth in Section 1.5 of this Warrant, and requests that the certificates for the number of shares of Common Stock issuable pursuant to said Section 1.5 after application of the net issuance formula to such                  shares be issued in the name of, and delivered to             , federal taxpayer identification number             , whose address is                                         .

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)